Exhibit 8.1

PRINCIPAL SUBSIDIARIES AND VARIABLE INTEREST ENTITIES OF THE COMPANY

PLACE OF INCORPORATION
1.	China Real Estate Information Corporation	Cayman Islands
2.	China Online Housing Technology Corporation	Cayman Islands
3.	E-House Real Estate Asset Management Ltd.	Cayman Islands
4.	E-House & Cityrehouse Real Estate Consultancy Ltd.	British Virgin Islands
5.	E-House & Cityrehouse Real Estate Development Ltd.	British Virgin Islands
6.	E-House Real Estate Ltd.	British Virgin Islands
7.	CRIC (China) Information Technology Co., Ltd.	British Virgin Islands
8.	Evercrest Holdings Limited	British Virgin Islands
9.	China E-Real Estate Holdings Ltd.	British Virgin Islands
10.	China E-Real Estate Group Ltd.	Hong Kong
11.	E-House International Real Estate Agency	Hong Kong
12.	China Online Housing (Hong Kong) Co., Limited	Hong Kong
13.	Shanghai Cityrehouse Real Estate Agency Ltd.	PRC
14.	Tianjin E-House Jinyue Real Estate Agency Co., Ltd.	PRC
15.	Shanghai Real Estate Sales (Group) Co., Ltd.	PRC
16.	Shanghai CRIC Information Technology Co., Ltd.	PRC
17.	Shanghai Tian Zhuo Advertising Co., Ltd.	PRC
18.	Shanghai Dehu PR Consulting Co., Ltd.	PRC
19.	Shanghai SINA Leju Information Technology Co., Ltd.	PRC
20.	Beijing Yisheng Leju Information Services Co., Ltd.	PRC
21.	Shanghai YiHan Investment Management Consultants Co., Ltd.	PRC
22.	Shanghai Yi Yue Information Technology Co., Ltd.	PRC
23.	Shanghai Yi Xin E-Commerce Co., Ltd.	PRC

* In April 2012, we established a fourth variable interest entity, Beijing Jiajujiu E-Commerce Co., Ltd., or Beijing Jiajujiu, in China. Beijing Jiajujiu is 70% owned by Mr. Zuyu Ding and 30% owned by Mr. Weijie Ma. We effectively control Beijing Jiajujiu through contractual arrangements. Beijing Jiajujiu is still in the process of setting up its business as of the date of this annual report.